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                                                                       EXHIBIT 5

                              AMENDED AND RESTATED


                          CERTIFICATE OF INCORPORATION

                                       OF

                           SYNTHETIC INDUSTRIES, INC.

                                   ARTICLE I

                                      NAME

         The name of the corporation is Synthetic Industries, Inc. (the "Corporation").

                                   ARTICLE II

                               PERIOD OF DURATION

         This Corporation shall exist perpetually unless dissolved according to law.

                                  ARTICLE III

                                    PURPOSE

         The purpose for which this Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

                                 CAPITAL STOCK

SECTION  1.      Authorized Stock.

         The aggregate number of shares of stock which this Corporation shall have authority to issue is twenty five million (25,000,000) shares of Common Stock with a par value of one dollar ($1.00) per share ("Common Stock").

         All shares when issued shall be fully paid and nonassessable.
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         No stockholder or subscriber to the stock of the Corporation shall be under any obligation to any creditor of the Corporation with respect to such stock other than the obligation to pay the Corporation the full consideration for which the stock was issued or is to be issued.

SECTION  2.      Voting Rights.

         Voting power for the election of directors and for all other purposes shall be vested exclusively in the holders of the Common Stock. At every meeting of stockholders of the Corporation each holder of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock held by such holder

SECTION  3.      No Written Ballot.

         Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.

                                   ARTICLE V

                          REGISTERED OFFICE AND AGENT

         The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company. Either the registered office or the registered agent may be changed in the manner provided by law.

                                   ARTICLE VI

                            LIMITATION OF LIABILITY

         A director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director; except that this provision shall not eliminate or limit the liability of a director to the Corporation or to its stockholders for monetary damages otherwise existing for (i) any breach of the director's duty of loyalty to the Corporation or to its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) acts specified in Section 174 of the General Corporation Law of Delaware; or (iv) any transaction from which the director directly or indirectly derived any improper personal benefit. If the General Corporation Law of Delaware is hereafter amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended. Any repeal or modification of this
ARTICLE VI shall not adversely affect any right or protection of a director of the Corporation under this




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ARTICLE VI, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this ARTICLE VI, prior to such repeal or modification.

                                  ARTICLE VII

                                INDEMNIFICATION

         The Corporation may indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys' fees) incurred by reason of the fact that such person is or was a director, officer, fiduciary, or agent of the Corporation or, while serving as a director, officer, fiduciary, or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity or of an employee benefit plan to the extent and in the manner provided in any bylaw, resolution of the directors, resolution of the stockholders, contract, or otherwise so long as such indemnification is legally permissible.

                                  ARTICLE VIII

                             VOTING OF STOCKHOLDERS

         Except as may otherwise be provided by applicable law or the Bylaws of the Corporation, with respect to any action to be taken by stockholders of the Corporation, a vote or concurrence of the holders of a majority of the outstanding shares entitled to vote thereon, or of any class or series entitled to vote thereon, shall be required; provided, however, that this ARTICLE VIII of this Restated Certificate of Incorporation and ARTICLE IV of the Bylaws of the Corporation shall not be altered, amended or repealed by, and no provision inconsistent therewith shall be adopted by, the stockholders without the affirmative vote of the holders of at least 66 2/3% of the Common Stock, voting together as a single class.

         Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected in lieu thereof by any consent in writing by such stockholders.

                                   ARTICLE IX

                                     BYLAWS

         In furtherance and not in limitation of the power conferred by law, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.




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                                   ARTICLE X

                               BOARD OF DIRECTORS

         The number of directors which shall constitute the whole board shall be such as from time to time shall be fixed by resolution adopted by affirmative vote of a majority of the Board of Directors.

         IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Certificate of Incorporation, as amended, of this Corporation, and has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, has been executed by its Chief Executive Officer and attested by its Secretary on this the 24th day of October, 1996.

                                        SYNTHETIC INDUSTRIES, INC.


                                        By: /s/ LEONARD CHILL
                                           ------------------------------------
                                            Chief Executive Officer

ATTEST:

/S/ JOSEPH SINICROPI
---------------------------------------
Secretary




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